Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-34196 and 333-64642) and in the Registration Statements (Form S-3 No. 333-113062 and 333-68066) and in the related prospectuses of Sangamo BioSciences, Inc. of our reports dated March 13, 2006, with respect to (1) the consolidated financial statements of Sangamo BioSciences, Inc., and (2) management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Sangamo BioSciences, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ ERNST & YOUNG LLP
Palo Alto, California
March 13, 2006